Exhibit (m)(1)(ii)

DISTRIBUTION PLAN
OF NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

CLASS I SHARES

SCHEDULE A

PORTFOLIOS

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Short Duration Bond Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024